Exhibit 99.1

Coal Division Drives CONSOL to Record Revenue of $1.289 Billion;

Quarterly Gas Production Grows 42% to Record 31.9 Bcf;

2010 Marcellus Shale Wells Have EURs Ranging From 5.5 to 9.9 Bcf Per Well;

New BMX Mine on Track for Late 2013 Opening

PITTSBURGH (July 29, 2010) – CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Appalachian Basin, reported record revenue of $1.289 billion in the quarter ended June 30, 2010, or 20% higher than the revenue of $1.071 billion for the quarter ended June 30, 2009. The Coal Division contributed a record $1.002 billion towards the total, as compared to $841 million in the year-earlier quarter.

Adjusted EBITDA1 was $350 million for the quarter ended June 30, 2010, or 18% higher than the $297 million reported in the year-earlier quarter.

Adjusted earnings1 for the second quarter were $103 million, or $0.45 per dilutive share. During the quarter, CONSOL Energy incurred acquisition and financing fees ($18 million) and a charge for the settlement of the Yukon litigation ($15 million). Additionally, certain non-cash charges were accrued for a Fola Mine reclamation project ($28 million).

Despite achieving record revenue in the second quarter, adjusted earnings were lower than the $122 million for the year-earlier quarter because of increased interest expense associated with the acquisition of the Dominion Appalachian E&P assets. As CONSOL aggressively drills its largely undeveloped Marcellus Shale acreage, the company fully expects to achieve superior earnings in line with its expected rising revenues.

CONSOL Energy reported GAAP net income of $67 million, or $0.29 per dilutive share, in the quarter ended June 30, 2010. This compares to $113 million, or $0.62 per dilutive share, in the quarter ended June 30, 2009.

Every year in the second quarter, CONSOL Energy recalculates the present value of its expected reclamation liabilities. The GAAP net income for the quarter ended June 30, 2009 includes a $23 million (pre-tax) reduction in the present value of the reclamation liabilities, due to changes in engineering estimates of water quality and flows, as well as to changes in the discount rate.

Additionally, GAAP net income for the quarter ended June 30, 2010 was affected by a $14 million (pre-tax) increase in actuarial liabilities because of the lowering of the assumed discount rate at December 31, 2009.

Second Quarter 2010 Highlights:

•	Reduced lost time incidents at our mines by 28%; maintained zero incidents at our gas fields.

•	Record revenue of $1.289 billion.

•	Grew quarterly gas production by 42% to a record 31.9 Bcf.

•	Calculated EURs (expected ultimate recoveries) for 2010 Marcellus Shale wells that range from 5.5 to 9.9 Bcf per well.

•	Entered into a 15-year firm transportation agreement for Marcellus Shale gas with Dominion Transmission for approximately 200 MMcf per day, beginning in late 2012.

•	Loaded a record 43 vessels at Baltimore Terminal containing nearly 3.3 million tons.

•	Completed face extension, to 1,500 feet, at Bailey Mine resulting in the widest panel ever mined in the history of CONSOL. Loveridge Mine also began mining a wider panel during the quarter.

[1]	The terms “adjusted EBITDA” and “adjusted earnings” are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures.”

Statement by CONSOL Energy Chairman, President, and CEO J. Brett Harvey on Results and Strategy:

CONSOL Energy just completed a transformative quarter with the $3.475 billion acquisition of Dominion’s Appalachian gas assets and the subsequent take-in of CNX Gas Corporation. With these two events, CONSOL Energy is now the largest gas producer in Appalachia, the largest coal producer in Appalachia, and therefore, the largest fossil fuel producer in Appalachia.

Our gas portfolio now includes low-cost, high-margin coalbed methane production, as well as a leading position in the Marcellus Shale, with over 750,000 acres. Nearly 500,000 of the Marcellus acres are held by production, while another 160,000 acres are owned outright by CONSOL. These attributes translate into a competitive advantage for CONSOL, because in most cases we only pay a one-eighth royalty on acreage held by production and no royalty on the acres that we own outright. Furthermore, if gas prices stay low, we don’t have to drill to hold acreage. While a few companies hold more Marcellus Shale acreage in total, we don’t believe that any company has as much acreage with these attributes.

Our tentative 2010 Marcellus Shale drilling results are nothing short of outstanding, with the details described later in this release.

With these results in hand, I have asked operations to further accelerate our development of the Marcellus Shale. When we released first quarter earnings, I spoke of CONSOL adding a second horizontal rig in July and taking an option on a third rig later in the year. We are now committed to having four horizontal rigs running by the end of 2010.

Our ability to accelerate our drilling in the second half of the year is due in part to the contribution of the Dominion staff, which was an important part of the transaction. As a result of this increased drilling, we now expect that CONSOL Energy will produce 127 Bcf in 2010 and 170 Bcf in 2011. This will put us on target to achieve our 2015 production goal of 350 Bcf.

We believe that we’ll be able to fund this growth in gas production with the cash generated from our gas and coal businesses and from our borrowing capacity.

Our coal portfolio consists of three products: low-vol met coal, high-vol met coal, and thermal coal.

•	CONSOL Energy has the lowest-cost, highest-margin low-vol met coal business of any U.S. producer. CONSOL is #2 in low-vol met coal production.

•

With marketing assistance from Xcoal, CONSOL literally created a new market category in the 2010 first quarter: high-vol met coal shipped to China. Through CONSOL’s wholly-owned Baltimore Terminal, CONSOL and Xcoal have a direct shipping route to the expanding Asian economies. We believe the 2.7 to 3 million tons of high-vol met coal that CONSOL expects to ship in 2010 will be more than any other U.S. producer.

•	Further, CONSOL’s Northern App mines produce more low-cost, high-margin thermal coal than any Appalachian producer.

CONSOL continues permitting and development of its planned BMX (Bailey Mine Expansion) longwall mine in Western Pennsylvania. This mine would add the fifth longwall at CONSOL’s Bailey/Enlow Fork complex, which is currently the largest underground complex in the United States. A single development section is presently driving main entries and full production is expected to be 5 million tons per year beginning in late 2013. Potential customers include Asian and Brazilian steel mills, European generators, and domestic generators now burning Central App coal. Development costs will be lower than a green field mine because BMX will utilize existing infrastructure and preparation facilities at the complex.

CONSOL is also assessing options for monetizing non-operating Central App met coal reserves. CONSOL owns three separate tracts in Southern West Virginia and Southwestern Virginia: Amonate, Elk Creek, and Itmann. These properties have the potential to produce over 5 million tons annually of a mix of low-vol, medium-vol, and high-vol met coals within three years. At this production rate and a $150 per ton average price at the mines, over $350 million per year of EBITDA could be achieved. CONSOL is assessing monetization options that include joint-venturing, outright sale and possible sole development-operating of these properties. A decision is expected by year end.

All in all, as we ramp up our gas production and continue to execute in both coal and gas, we believe that the markets will better reflect the value of CONSOL Energy’s stock.

Gas Division

The CONSOL Gas Division’s results, which contain both the CNX Gas and former Dominion E&P assets, are presented throughout this section on a 100% basis, even though CONSOL Energy did not own 100% of CNX Gas until May 28, 2010. The Gas Division pioneered the technique of extracting gas from coal seams in the early 1980s. As recently as the late 1990s, the Gas Division Produced only about 6 Bcf per year. The buy-outs of partners in the early 2000s increased the Gas Division’s reserves to about 1 Tcf. Shares were sold to the public in 2005, when a dedicated management team presided over years of rapid production growth and profitability. Today, the Gas Division has proved reserves of 2.9 Tcf.

Today, with the Dominion E&P acquisition, CONSOL Gas Division is the leading Appalachian producer. For the just-ended quarter, the Gas Division reported net income of $33.5 million.

Production was a record 31.9 Bcf, or 350 MMcf per day, for the quarter ended June 30, 2010. This was 42% higher than the 22.5 Bcf, or 247 MMcf per day, for the year-ago quarter. Production in the just-ended quarter (for two months) from the new-acquired Dominion assets was 6.2 Bcf.

CONSOL GAS DIVISION RESULTS – Quarter-To-Quarter Comparison

	Quarter Ended June 30, 2010	Quarter Ended June 30, 2009
Total Revenue and Other Income ($ MM)	$208.5	$161.6
Net Income	$33.5	$33.0
Net Cash from Operating Activities ($ MM)	$98.4	$87.6
Total Period Production (Bcf)	31.9	22.5
Average Daily Production (MMcf)	350	247
Capital Expenditures ($ MM)	$123.5	$80.2

Production results are net of royalties.

The CONSOL Gas Division has seen excellent performance from its last five horizontal Marcellus Shale wells, including three brought on-line in the second quarter. The EURs, ranging from 5.5 to 9.9 Bcf, represent a middle – or “P-50” – case. The most recent wells, NV 22 CV and NV 22A CV were tied into line during the last week in May, so it is still very early in the lives of these wells. These EURs, while tentative, are much higher than the standard type curve that the company has been using. The results are even more impressive when one considers the length of the laterals, which averaged 2,200 feet. Preliminary EURs per thousand lateral feet in 2010 are averaging 3.3 Bcf. Although reported competitor data is scarce, this may be an industry record.

The excellent results can be attributed to a combined effort from engineering, geology and operations in developing and implementing a comprehensive completion, flowback and production design that focused on well bore placement, stage and pump design, and optimized flowback and production procedures.

All five wells were drilled in Greene County, Pa. The first three wells were drilled on the company’s Greene Hill acreage in central Greene County, while the latest two wells were drilled in the Nineveh acreage in northern Greene County. A Patterson-UTI Apex Walking Rig is currently being assembled at the Nineveh site, where the company has nearly 50 wells planned.

With regard to the four horizontal Marcellus Shale rigs that CONSOL expects to have running on its acreage by year-end, one is slated to begin drilling on the company’s recently acquired acreage in Central Pennsylvania, while another will be drilling on the newly acquired acreage in Northern West Virginia. The remaining two rigs will be running in Southwestern Pennsylvania.

From the table on the next page, the average price realized for the company’s gas production included hedged production of 13.6 Bcf, at an average price of $8.15 per Mcf.

Unit production DD&A was higher in the just-ended quarter as the increase in 2009 drilling capital exceeded the increase in proved developed producing reserves in Northern Appalachia. Unit gathering operating costs and DD&A were lower, as relatively fixed costs were allocated over greater volumes. Unit gathering transportation was higher as the company continued to acquire firm transportation in anticipation of expanding Marcellus Shale production.

As a result of the Dominion acquisition, CONSOL’s Gas Division will begin reporting based on a new set of business segments. The gas segments now include CBM, Marcellus Shale, Conventional, and Other, which includes the Chattanooga, Huron, and New Albany shales, and miscellaneous gas activities such as purchased gas and gas royalty interest.

PRICE AND COST DATA PER NET MCF – Quarter-To-Quarter Comparison

	Quarter Ended June 30, 2010	Quarter Ended June 30, 2009

Average Sales Price	$6.03	$6.71

Costs – Production
Lifting	$0.52	$0.53
Production Taxes	$0.07	$0.07
DD&A	$1.34	$0.87

Total Production Costs	$1.93	$1.47

Costs – Gathering
Operating Costs	$0.65	$0.81
Transportation	$0.30	$0.23
DD&A	$0.20	$0.24

Total Gathering Costs	$1.15	$1.28

Costs – Administration	$0.67	$0.82

Total Costs	$3.75	$3.57

Margin	$2.28	$3.14

Note: Costs – Administration exclude incentive compensation and other corporate items.

CBM: Total production was 22.8 Bcf, an increase of 8.6% from the 21.0 Bcf produced in the year-earlier quarter. CONSOL Gas Division drilled 59 CBM wells in the second quarter, all of which were in Virginia.

Marcellus Shale: Total production was 2.3 Bcf, an increase of 187.5% from the 0.8 Bcf produced in the year-earlier quarter. CONSOL Gas Division drilled 4 horizontal wells and one vertical well in the second quarter. Two of these wells, NV 17B, and NV 17 D were just fraced and are awaiting flowback before being turned into production.

Conventional: Total production was 6.4 Bcf, an increase of 1,500% from the 0.4 Bcf produced in the year-earlier quarter. The increase in production reflects two months of production from the Dominion acquisition. The CONSOL Gas Division drilled 32 conventional wells in the second quarter, including 30 wells in West Virginia.

Other: The CONSOL Gas Division is getting some encouraging well results across several plays. In the Chattanooga Shale, the last two horizontal wells have shown initial daily production rates of over 600 Mcf per day. In the Lower Huron formation beneath CONSOL’s Virginia CBM field, a well achieved a peak production of over 400 Mcf per day.

CONSOL sees its Gas Division as being very complementary to its Coal Division in Appalachia. The company expects very profitable and very rapid growth for its Gas Division over the next three to four years. The company now has a leading position in one of the world’s great gas plays, the Marcellus Shale. Shareholder value, though, is created through execution, and our 2010 tentative results show that we have the skill set and capital to be very successful.

Coal Division

CONSOL’s Coal Division has some of the world’s finest coal assets. The Coal Division’s specialty is producing high-Btu, bituminous coal in large underground mines using the latest in longwall extraction technology. CONSOL, in fact, operates 11 longwalls, more than anyone in the entire world. CONSOL’s Coal Division is known for its safety, its efficiency which drives its low cost structure, and its marketability, which enables it to be sold in North America, South America, Europe, and Asia.

COAL DIVISION RESULTS BY PRODUCT CATEGORY – Quarter-To-Quarter Comparison

	Low-Vol Quarter Ended June 30, 2010	Low-Vol Quarter Ended June 30, 2009	High-Vol Quarter Ended June 30, 2010	High-Vol Quarter Ended June 30, 2009	Thermal Quarter Ended June 30, 2010	Thermal Quarter Ended June 30, 2009
Total Coal Sales (millions of tons)	1.0	0.1	0.7	NA	14.2	13.2
Sales – Company Produced (millions of tons)	1.0	0.1	0.7	NA	14.2	13.2
Coal Production (millions of tons)	1.0	0.1	0.7	NA	13.2	14.3
Average Realized Price Per Ton – Company Produced	$151.34	NM	$75.52	NA	$53.97	$57.49
Operating Costs Per Ton	$48.30	NM	$30.50	NA	$34.81	$33.94
Non-Operating Charges Per Ton	$11.41	NM	$6.01	NA	$6.63	$5.37
Total Cost Per Ton, before DD&A	$59.71	NM	$36.51	NA	$41.44	$39.31
DD&A Per Ton	$4.53	NM	$4.37	NA	$4.87	$4.46
Total Cost Per Ton – Company Produced	$64.24	NM	$40.88	NA	$46.31	$43.77
Average Margin Per Ton, before DD&A	$91.63	NM	$39.01	NA	$12.53	$18.18
Sales (millions of tons) times Average Margin Per Ton, before DD&A ($ MM)	$92	NM	$27	NA	$178	$240
Ending Inventory (MM tons)	0.1	0.5	NA	NA	2.9	2.9

Sales and production include CONSOL Energy’s portion from equity affiliates and consolidated variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project expenses, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, as well as production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Sales times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. The generation will be offset by maintenance of production (MOP) capital expenditures. NM means not meaningful. NA means not available, as the high-vol segment did not exist in 2009.

Coal Marketing:

Baltimore Terminal: Of the quarterly record of 43 vessels loaded and nearly 3.3 million tons transshipped through Baltimore, approximately 1.8 million of the tons went to Asia, 1.0 million tons to Europe and .5 million to South America. Met coal shipments comprised 3.0 million tons, with thermal coal comprising the remainder.

Low-vol met coal: At the end of the second quarter, CONSOL was nearly sold out for 2010, having contracted 4.8 million tons. CONSOL thinks it is prudent to continue an annual pricing strategy for most of its low-vol tons, which are now earning a premium over the quarterly BMA.

High-vol met coal: Replacement coals for competitors’ closed and idled mines are in demand in the marketplace. CONSOL booked 300,000 tons of Northern App coal as high-vol met coal to Asia in Q2 at about $76 for delivery in the second half of 2010.

Thermal coal: CONSOL inventories dropped in the second quarter by 900,000 tons as shipments of Northern App coal to Europe (as thermal coal), Asia (as high-vol met), and extremely warm weather in the Eastern U.S. caused a mild oversupply situation to quickly reverse. The thermal market is now clearly undersupplied. Many customers of CONSOL are currently at or below normal inventory levels.

Thermal coal pricing firmed as well. In the second quarter, CONSOL booked almost 200,000 tons of European thermal coal at just under $61 per ton for delivery in the second half of 2010.

Prices for 2011 delivery continued to firm. CONSOL also contracted or re-priced over 4 million tons at attractive pricing. European thermal coal priced over $68.

For 2012, CONSOL contracted or re-priced 4 million tons at improved pricing. European thermal tons priced at nearly $73.

Coal Operations:

CONSOL’s coal operations ran well during the quarter. Development work continued to advance well ahead of the longwalls.

Coal Production in the quarter consisted of 1.0 million tons of low-vol, 0.7 million tons of high-vol, and 13.2 million tons of thermal, for a total of 14.9 million tons.

Of the thermal coal production, 11.6 million tons was in Northern Appalachia, 1.3 million tons was in Central Appalachia, and 0.3 million tons was in Western Bituminous.

The company was also successful in reducing thermal coal inventory during the quarter by about 900,000 tons.

CONSOL’s mines are poised to produce to meet commitments for the remainder of 2010 and take advantage of strengthening markets in 2011.

CONSOL sees its Coal Division, with its high-Btu coal, and its Baltimore Terminal as being uniquely positioned to capture value for shareholders in the increasingly tight global markets for energy.

CONSOL Energy Guidance

CONSOL Energy expects to invest $1.1 billion in 2010, including $500 million for the CONSOL Gas Division, $500 million for the CONSOL Coal Division, and $100 million for other (non-gas) activities. Expected gas investment is increasing by $100 million with the deployment of additional rigs.

The CONSOL Gas Division reaffirms its previously announced production guidance of 127 Bcf for calendar year 2010 and initiates 2011 production guidance of 170 Bcf, which would represent a 21% increase over the 2010 annualized run rate of 141 Bcf. The 141 Bcf is what the CONSOL Gas Division would have expected to produce if it had had twelve months of production from the Dominion assets in 2010.

Total hedged production in the 2010 third quarter is 12.7 Bcf, at an average price of $7.56 per Mcf. All of the gas hedges are shown in the table below:

CONSOL GAS DIVISION GUIDANCE

	2010	2011	2012
Total Yearly Production (Bcf)	127	170	NA
Volumes Hedged (Bcf)	48.4	22.6	15.1
Average Hedge Price ($/Mcf)	$7.85	$6.84	$6.84

For 2010, the CONSOL Coal Division has contracted to sell 4.8 million tons of low-vol met coal from Buchanan Mine at an average price of $146.72 per short ton, FOB mine, including 2.6 million tons for the last 6 months of 2010 at an average price of $164.70. For 2011, the CONSOL Coal Division has 1.1 million tons of low-vol coal priced at $160 per ton.

The company expects to sell up to 3 million tons of high-vol met coal in 2010, of which 2.7 million tons is currently under contract at an average price of $76.61 per ton. For 2011, the CONSOL Coal Division has 600,000 tons of high-vol coal priced at $77 per ton.

The thermal contracted tonnage is shown on the next page

CONSOL COAL DIVISION THERMAL COAL GUIDANCE

	2010	2011	2012
COAL-COMMITTED TONS W/O PRICING (MM)	—	16.9	17.9
COAL-TONS WITH FIRM PRICING
Tons Committed and Priced (MM tons,7/19/10)	56.8	29.9	16.1
Avg. Realized Price/Ton Committed & Priced	$53.25	$54.32	$57.33
COAL-TONS PRICED WITH COLLARS
Tons (MM)	0	4.0	5.8
Average Ceiling	—	$53.56	$51.60
Average Floor	—	$46.78	$41.74

Tons priced with ceilings and floors are not included in tons with firm pricing; they are additive. Although there is no assurance that customers with contracts will perform under these contracts, CONSOL Energy expects to capture the value of contracts through negotiated or legal means.

Metallurgical Coal Outlook

After a very strong start in 2010, the U.S. metallurgical coal market has eased recently, as steel production has slightly outpaced demand. Steel mill utilization is currently at 72%, down slightly from 73% three months ago. Through June, global blast furnace iron production is up approximately 27% over 2009 levels and steel mill capacity utilization is currently at 80% in Europe and 84% in China. In the global market, steel demand for the balance of 2010 through 2011 is expected to remain at current levels in Europe and North America due to uncertainty in the global economy. China which has been the driver for both steel production and consumption has taken steps to slow its rate of growth, contributing to short term softening in metallurgical coal demand. However, forecasts for the rate of growth of the Chinese economy remain close to 10% for 2010 and 8.5% for 2011. Given the continued projected growth in the Chinese economy, shortage of high quality metallurgical coal and relatively low steel inventories, we anticipate that metallurgical coal markets will continue to provide strong long-term pricing similar to what we have seen in the first half of 2010.

Thermal Coal Outlook

The thermal coal outlook continues to improve, due to unseasonably hot weather in the eastern U.S., declining inventories and increasing industrial activity. Inventories at utilities in our major market area (Mid Atlantic and South Atlantic markets) are lower than in other regions of the U.S. with inventories at some plants below 30 days of burn as of the end of June. The thermal coal market in Northern Appalachia is also being strengthened by CONSOL’s exporting of coal from its Northern Appalachian mines to Asia (as high-vol coking coal) and to Europe (as thermal coal). Longer term, exports of thermal coal look increasingly more favorable driven by economic growth in developing countries like China and India and shifting of traditional supply to meet these growth demands.

Regulatory pressures in Central Appalachia continue to reduce coal supply as permits become increasingly more difficult to obtain and costs increase. CONSOL estimates that annual production from Central Appalachia will decline another 40 million tons by 2015. The issues in Central Appalachia combined with a general economic recovery are expected to increase coal sales opportunities and expand market share for CONSOL in both the short and long term. CONSOL’s low cost Northern Appalachian and Central Appalachian mining operations are well positioned to replace production declines in Central Appalachia.

Natural Gas Outlook

The U.S. natural gas industry continues to face concerns of oversupply, which are holding down gas prices. The supply of natural gas remains very strong due to the success of new shale plays. Some of this over supply is due to drilling commitments from leases in the shale plays. In addition, demand has not recovered to pre-recession levels. However, there are increasing signs of improvement in the gas markets.

The summer 2010 cooling season has helped slow storage build compared to 2009 levels. Industrial demand is building and although not to pre-recession levels, the industrial load has grown slowly for five straight months. In addition to these increases in demand, there have been supply responses to the current price environment. We have seen a decrease in Canadian gas imports and the expected wave of LNG imports has failed to materialize. We expect the drilling activity to fulfill lease commitments in the shale plays to slow in 2011 and beyond so that future drilling will be driven more by economic returns. The current disaster in the Gulf of Mexico also raises questions about gas production from deepwater drilling and possibly all offshore production.

These factors are reflected in current NYMEX strip pricing for natural gas with prices expected to recover to the mid $5s by 2012. CONSOL’s position in the Marcellus will allow CONSOL to remain profitable in the current pricing environment due to the basis premium for being close to premium Northeast markets, the low cost of Marcellus production and CONSOL’s position as a low cost producer within the Marcellus.

Liquidity

As of June 30, 2010, CONSOL Energy had $292.2 million drawn under its credit facility and $973.1 million in total liquidity, which is comprised of $33.3 million of cash, $0 available to be borrowed under the accounts receivable securitization facility, and $939.8 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy also has outstanding letters of credit of $268.0 million.

As of June 30, 2010, CNX Gas Corporation had $66.4 million of short-term debt and $619.7 million in total liquidity, which is comprised of $1.0 million of cash and $618.7 million available to be borrowed under its $700.0 million bank facility. CNX Gas also has outstanding letters of credit of $14.9 million.

CONSOL Energy Inc., the leading diversified fuel producer in the Appalachian Basin, is a member of the Standard & Poor’s 500 Equity Index and the Fortune 500. It has 11 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. It is also the leading Appalachian gas producer, with proved reserves of over 2.9 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Non-GAAP Financial Measures

Definition: Adjusted earnings and adjusted earnings per share are defined as GAAP net income and GAAP earnings per share that are adjusted for certain items usually not considered by securities analysts in their estimates of net income and earnings per share. By reporting our results on the same basis as analysts model them, we believe we are improving the inherent understanding of the on-going strength of CONSOL’s assets. For CONSOL Energy in the just-ended quarter, these adjustments were for financing and acquisition fees, certain non-cash charges for Fola reclamation, and a legal settlement. The reconciliation of adjusted earnings to net income is shown below. Adjusted earnings per diluted share of $0.45 is calculated as adjusted net income of $102.917 million, divided by 228,081,103 average dilutive shares outstanding.

Definition: Adjusted EBIT is defined as Adjusted Earnings (including cumulative effect of adjustments to net income) before deducting net interest expense (interest expense less interest income) and income taxes. Adjusted EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although Adjusted EBIT and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. Adjusted EBIT and Adjusted EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate Adjusted EBIT or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of Adjusted EBIT, Adjusted EBITDA, and adjusted earnings to the income statement is as follows:

CONSOL Energy

Adjusted EBIT, Adjusted EBITDA, and Adjusted Earnings Reconciliation

(000) Omitted

		Quarter Ended 6/30/10	Quarter Ended 6/30/09

Net Income Attributable to CONSOL Energy Shareholders		$66,668	$113,339
Add Adjustments:
Acquisition and Financing Fees		17,515	—
Pre-tax Fola Reclamation (non-cash)		27,900	—
Legal Accruals/Settlements		15,000	15,400

Total Pre-tax Adjustments		60,415	15,400
Less: Tax Impact of Adjustments		(24,166)	(6,160)

Net Income Impact of Adjustments		$36,249	$9,240

Adjusted Earnings		$102,917	$122,339
Add:	Interest Expense	65,038	6,945
Less:	Interest Income	(576)	(601)
Add:	Income Taxes	25,248	54,416
	Income Taxes on Adjustments	24,166	6,160

Adjusted Earnings Before Interest & Taxes (Adjusted EBIT)		$216,793	$189,499
Add:	Depreciation, Depletion & Amortization	132,764	107,475

Adjusted Earnings Before Interest, Taxes and DD&A (Adjusted EBITDA)		$349,557	$296,974

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: the weak economic conditions; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; reliance on customers honoring existing contracts, extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge and other systems that deliver our coal; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to hire qualified people to meet replacement or expansion needs; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could impact financial results; increases in the price of commodities used in our mining operations could impact our cost of production; obtaining, maintaining, and renewing governmental permits and approvals for our operations; the effects of proposals to regulate greenhouse gas emissions; the effects of government regulation; the effects of stringent federal and state employee health and safety regulations; the effects of mine closing, reclamation and certain other liabilities; the effects of subsidence from longwall mining operations on surface structures, water supplies, streams and surface land; uncertainties in estimating our economically recoverable coal and gas reserves; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; increased exposure to employee related long-term liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the current economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; risks in exploring for and producing gas; new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; the disruption of pipeline systems which deliver our gas; the availability of field services, equipment and personnel for drilling and producing gas; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; costs associated with perfecting title for gas rights in some of our properties; location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area; other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties; our ability to acquire water supplies needed for drilling, or our ability to dispose of water used or removed from strata at a reasonable cost and within applicable environmental rules; the coalbeds and other strata from which we produce methane gas frequently contain impurities that may hamper production; the enactment of Pennsylvania severance tax on natural gas may impact results of existing operations and impact the economic viability of exploiting new gas drilling and production opportunities in Pennsylvania; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

# # #

Investor Contact: Dan Zajdel at (724) 485-4169; Media Contact: Joe Cerenzia at (724) 485-4062

CONSOL ENERGY INC. AND SUBSIDIARIES

SPECIAL INCOME STATEMENT

(Unaudited)

(Dollars in thousands - except per share data)

	Three Months Ended June 30, 2010
	Produced Coal	Other Coal	Total Coal	Gas	Other	Total Company

Sales	$955	$2	$957	$194	$71	$1,222
Gas Royalty Interest	—	—	—	14	—	14
Freight Revenue	28	—	28	—	—	28
Other Income	—	17	17	1	7	25

Total Revenue and Other Income	983	19	1,002	209	78	1,289

Cost of Goods Sold	584	91	675	84	62	821
Acquisition and Financing Fees	—	—	—	—	17	17
Gas Royalty Interests' Costs	—	—	—	12	—	12
Freight Expense	28	—	28	—	—	28
Selling, General & Admin.	28	3	31	3	5	39
DD&A	77	2	79	49	4	132
Interest Expense	—	—	—	—	65	65
Taxes Other Than Income	69	—	69	7	3	79

Total Cost	786	96	882	155	156	1,193

Earnings Before Income Taxes	$197	$(77)	$120	$54	$(78)	$96

Income Tax						(25)

Net Income						71

Less: Net Income Attributable to Noncontrolling Interest						(4)

Net Income Attributable to CONSOL Energy Inc. Shareholders						67

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Sales—Outside	$1,220,116	$994,141	$2,389,630	$2,144,385
Sales—Gas Royalty Interests	14,151	8,666	28,490	21,298
Sales—Purchased Gas	1,740	1,166	4,756	2,631
Freight—Outside	28,075	27,087	59,275	58,003
Other Income	25,265	39,505	47,256	62,999

Total Revenue and Other Income	1,289,347	1,070,565	2,529,407	2,289,316

Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	818,771	642,856	1,585,633	1,310,478
Acquisition and Financing Fees	17,515	—	64,078	—
Gas Royalty Interests Costs	11,528	6,458	23,725	17,049
Purchased Gas Costs	1,339	390	3,647	1,920
Freight Expense	28,075	27,087	59,275	58,003
Selling, General and Administrative Expenses	39,045	35,627	69,175	66,443
Depreciation, Depletion and Amortization	132,764	107,475	251,950	213,694
Interest Expense	65,038	6,945	73,183	15,457
Taxes Other Than Income	79,124	70,472	160,425	148,311

Total Costs	1,193,199	897,310	2,291,091	1,831,355

Earnings Before Income Taxes	96,148	173,255	238,316	457,961
Income Taxes	25,248	54,416	59,534	134,151

Net Income	70,900	118,839	178,782	323,810
Less: Net Income Attributable to Noncontrolling Interest	(4,232)	(5,500)	(11,845)	(14,652)

Net Income Attributable to CONSOL Energy Inc. Shareholders	$66,668	$113,339	$166,937	$309,158

Earnings Per Share:
Basic	$0.30	$0.63	$0.82	$1.71

Dilutive	$0.29	$0.62	$0.81	$1.69

Weighted Average Number of Common Shares Outstanding:
Basic	225,715,539	180,644,498	203,842,526	180,610,676

Dilutive	228,081,103	183,073,413	206,311,383	182,833,111

Dividends Paid Per Share	$0.10	$0.10	$0.20	$0.20

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) June 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and Cash Equivalents	$34,313	$65,607
Accounts and Notes Receivable:
Trade	245,796	317,460
Other Receivables	14,882	15,983
Accounts Receivable—Securitized	200,000	50,000
Inventories	293,850	307,597
Deferred Income Taxes	86,200	73,383
Recoverable Income Taxes	36,145	—
Prepaid Expenses	132,658	161,006

Total Current Assets	1,043,844	991,036

Property, Plant and Equipment:
Property, Plant and Equipment	14,589,592	10,681,955
Less—Accumulated Depreciation, Depletion and Amortization	4,667,316	4,557,665

Total Property, Plant and Equipment—Net	9,922,276	6,124,290

Other Assets:
Deferred Income Taxes	402,078	425,297
Investment in Affiliates	87,124	83,533
Other	232,769	151,245

Total Other Assets	721,971	660,075

TOTAL ASSETS	$11,688,091	$7,775,401

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	(Unaudited) June 30, 2010	December 31, 2009
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$265,089	$269,560
Short-Term Notes Payable	358,550	472,850
Current Portion of Long-Term Debt	46,304	45,394
Accrued Income Taxes	—	27,944
Borrowings Under Securitization Facility	200,000	50,000
Other Accrued Liabilities	738,240	612,838

Total Current Liabilities	1,608,183	1,478,586

Long-Term Debt:
Long-Term Debt	3,111,079	363,729
Capital Lease Obligations	57,870	59,179

Total Long-Term Debt	3,168,949	422,908

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,688,122	2,679,346
Pneumoconiosis Benefits	187,285	184,965
Mine Closing	390,214	397,320
Gas Well Closing	113,825	85,992
Workers’ Compensation	156,420	152,486
Salary Retirement	165,127	189,697
Reclamation	51,902	27,105
Other	133,971	132,517

Total Deferred Credits and Other Liabilities	3,886,866	3,849,428

TOTAL LIABILITIES	8,663,998	5,750,922

Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 227,289,426 Issued and 225,754,286 Outstanding at June 30, 2010; 183,014,426 Issued and 181,086,267 Outstanding at December 31, 2009	2,273	1,830
Capital in Excess of Par Value	2,145,483	1,033,616
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	1,566,921	1,456,898
Accumulated Other Comprehensive Loss	(626,940)	(640,504)
Common Stock in Treasury, at Cost— 1,535,140 Shares at June 30, 2010 and 1,928,159 Shares at December 31, 2009	(55,154)	(66,292)

Total CONSOL Energy Inc. Stockholders’ Equity	3,032,583	1,785,548

Noncontrolling Interest	(8,490)	238,931

TOTAL EQUITY	3,024,093	2,024,479

TOTAL LIABILITIES AND EQUITY	$11,688,091	$7,775,401

CONSOL ENERGY INC. AND SUBSIDIARIES C

ONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating Activities:
Net Income	$70,900	$118,839	$178,782	$323,810
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	132,764	107,475	251,950	213,694
Stock-Based Compensation	10,100	11,877	20,049	21,783
Gain on Sale of Assets	(2,305)	(7,917)	(866)	(9,788)
Amortization of Mineral Leases	1,791	727	3,981	2,398
Deferred Income Taxes	4,515	18,036	7,740	34,488
Equity in Earnings of Affiliates	(4,819)	(3,439)	(8,692)	(6,800)
Changes in Operating Assets:
Accounts and Notes Receivable	75,819	131,013	(76,977)	100,554
Inventories	36,108	(46,979)	13,607	(96,845)
Prepaid Expenses	3,930	16,185	4,712	18,505
Changes in Other Assets	10,687	20	19,475	5,347
Changes in Operating Liabilities:
Accounts Payable	(19,816)	(21,269)	25,409	(64,959)
Other Operating Liabilities	40,551	18,867	64,643	45,117
Changes in Other Liabilities	(32,535)	(33,915)	(18,008)	(30,977)
Other	4,042	6,946	20,037	9,919

Net Cash Provided by Operating Activities	331,732	316,466	505,842	566,246

Investing Activities:
Capital Expenditures	(312,281)	(196,859)	(577,625)	(496,419)
Acquisition of Dominion Exploration and Production Business	(3,475,665)	—	(3,475,665)	—
Purchase of CNX Gas Noncontrolling Interest	(991,034)	—	(991,034)	—
Proceeds from Sales of Assets	2,335	4,357	2,487	48,184
Net Investment in Equity Affiliates	5,551	1,370	5,101	2,090

Net Cash Used in Investing Activities	(4,771,094)	(191,132)	(5,036,736)	(446,145)

Financing Activities:
Payments on Short-Term Debt	(207,600)	(68,400)	(114,300)	(105,700)
Payments on Miscellaneous Borrowings	(2,103)	(2,857)	(5,590)	(9,282)
Proceeds from Securitization Facility	150,000	—	150,000	—
Proceeds from Issuance of Long-Term Notes	2,750,000	—	2,750,000	—
Tax Benefit from Stock-Based Compensation	6,576	257	9,714	397
Dividends Paid	(22,578)	(18,068)	(40,694)	(36,128)
Proceeds from Issuance of Common Stock	—	—	1,828,862	—
Issuance of Treasury Stock	940	490	2,175	611
Debt Issuance and Financing Fees	(80,567)	—	(80,567)	—
Noncontrolling Interest Member Distribution	—	—	—	(200)

Net Cash Provided By (Used in) Financing Activities	2,594,668	(88,578)	4,499,600	(150,302)

Net (Decrease) Increase in Cash and Cash Equivalents	(1,844,694)	36,756	(31,294)	(30,201)
Cash and Cash Equivalents at Beginning of Period	1,879,007	71,555	65,607	138,512

Cash and Cash Equivalents at End of Period	$34,313	$108,311	$34,313	$108,311

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2009	$1,830	$1,033,616	$1,456,898	$(640,504)	$(66,292)	$1,785,548	$238,931	$2,024,479

(Unaudited)
Net Income	—	—	166,937	—	—	166,937	11,845	178,782
Treasury Rate Lock (Net of $25 Tax)	—	—	—	(44)	—	(44)	—	(44)
Gas Cash Flow Hedge (Net of $5,428 Tax)	—	—	—	(13,806)	—	(13,806)	5,252	(8,554)
Actuarially Determined Long-Term Liability Adjustments (Net of $5,853 Tax)	—	—	—	9,388	—	9,388	5	9,393
Purchase of CNX Gas Noncontrolling Interest	—	—	—	18,026	—	18,026	(18,026)	—

Comprehensive Income (Loss)	—	—	166,937	13,564	—	180,501	(924)	179,577
Issuance of Treasury Stock	—	—	(16,220)	—	11,138	(5,082)	—	(5,082)
Issuance of Common Stock	443	1,828,419	—	—	—	1,828,862	—	1,828,862
Issuance of CNX Gas Stock	—	—	—	—	—	—	2,178	2,178
Purchase of CNX Gas Noncontrolling Interest	—	(746,052)	—	—	—	(746,052)	(244,982)	(991,034)
Tax Benefit From Stock-Based Compensation	—	9,523	—	—	—	9,523	—	9,523
Stock-Based Compensation Awards to CNX Gas	—	2,126	—	—	—	2,126	(1,771)	355
Amortization of Stock-Based Compensation Awards	—	17,851	—	—	—	17,851	2,198	20,049
Net Change in Crown Drilling Noncontrolling Interest	—	—	—	—	—	—	(4,120)	(4,120)
Dividends ($0.20 per share)	—	—	(40,694)	—	—	(40,694)	—	(40,694)

Balance at June 30, 2010	$2,273	$2,145,483	$1,566,921	$(626,940)	$(55,154)	$3,032,583	$(8,490)	$3,024,093